Equinix Investor Relations Contacts:        Equinix Media Contacts:
invest@equinix.com                    press@equinix.com

FOR IMMEDIATE RELEASE

EQUINIX REPORTS THIRD-QUARTER 2024 RESULTS
Record Gross Bookings and a Differentiated Market Position Drive the Company’s 87th Quarter of Consecutive Revenue Growth

•Quarterly revenues increased 7% on both an as-reported and normalized and constant currency basis over the same quarter last year to $2.2 billion
•Robust pricing, strong deal conversion rates and meaningful billable cabinet improvement translated into strong performance against expectations
•Accelerated pursuit of growing artificial intelligence (AI) demand in the U.S. with the signing of a greater than $15 billion joint venture, expected to nearly triple the capital invested in the company’s xScale® data center portfolio once completed
REDWOOD CITY, Calif. - October 30, 2024 - Equinix, Inc. (Nasdaq: EQIX), the world’s digital infrastructure company®, today reported results for the quarter ended September 30, 2024. Equinix uses certain non-GAAP financial measures, which are described further below and reconciled to the most comparable GAAP financial measures after the presentation of our GAAP financial statements. All per-share results are presented on a fully diluted basis.

Third-Quarter 2024 Results Summary
•Revenues
◦$2.2 billion, a 2% increase over the previous quarter
◦Includes a minimal negative foreign currency impact when compared to prior guidance rates
•Operating Income
◦$425 million, lower than the previous quarter due to the Q2 gain on sale of the Silicon Valley 12 xScale (SV12x) asset
•Net Income attributable to Common Stockholders and Net Income per Share attributable to Common Stockholders
◦$297 million, lower than the previous quarter due to the Q2 gain on sale of the SV12x asset
◦$3.10 per share, lower than the previous quarter
•Adjusted EBITDA
◦$1,048 million, a 1% increase over the previous quarter, and an adjusted EBITDA margin of 48%
◦Includes a minimal negative foreign currency impact when compared to prior guidance rates and $2 million of integration costs
•AFFO and AFFO per Share
◦$866 million, lower than the previous quarter, due to seasonally higher recurring capital expenditures; partially offset by higher EBITDA flow-through
◦$9.05 per share, lower than the previous quarter
2024 Annual Guidance Summary
•Revenues
◦$8.748 - $8.788 billion, an increase of approximately 7% over the previous year, or a normalized and constant currency increase of 7 - 8%, excluding the year-over-year impact of the power pass-through
◦An increase of $36 million compared to prior guidance
•Adjusted EBITDA
◦$4.086 - $4.126 billion, a 47% adjusted EBITDA margin
◦An increase of $10 million compared to prior guidance
◦Includes $15 million of integration costs
•AFFO and AFFO per Share
◦$3.338 - $3.378 billion, an increase of 11 - 12% over the previous year, or a normalized and constant currency increase of 11 - 13%
◦An increase of $18 million compared to prior guidance
◦$34.81 - $35.22 per share, an increase of 8 - 10% over the previous year, or a normalized and constant currency increase of 9 - 10%
Equinix converted the presentation of results from thousands to millions in the first quarter of 2024. Certain rounding adjustments have been made to prior period disclosed amounts.
Equinix is not reasonably able to provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, stock-based compensation, net income (loss) from operations, cash generated from operating activities and cash used in investing activities, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data without unreasonable effort. The impact of such adjustments could be significant.

Equinix Quote
Adaire Fox-Martin, CEO and President, Equinix:
“Our 87th consecutive quarter of revenue growth was also a record-breaking one for gross bookings, with strong results across our three regions. This performance is a testament to the trust our customers place in Equinix and the value they realize partnering strategically with us. We see continued robust demand for AI-enabling digital infrastructure from a highly diverse set of customers of varying sizes, industries, and regions. This, coupled with significant expansion of our xScale capability, further strengthens our value proposition with customers and our leading position in the market.”

Business Highlights
•Equinix remains dedicated to making extensive investments across its global operations to support the digital infrastructure needs of customers. The company currently has 57 major projects underway in 35 markets across 22 countries, including 13 xScale projects, representing more than 22,000 cabinets of retail capacity and more than 100 megawatts of xScale capacity to be delivered through the end of 2025.
◦Earlier this month, Equinix announced plans to nearly triple the capital invested in its xScale data center portfolio with the agreement to form a greater than $15 billion joint venture, subject to closing conditions, with Canada Pension Plan Investment Board (CPP Investments) and GIC, with whom Equinix has previously partnered on xScale projects in Asia, the Americas and Europe. Through this joint venture, Equinix expects to build new state-of-the-art xScale facilities on multiple campuses across the U.S., each with multi-hundred megawatts of capacity. As previously announced, Equinix recently acquired a greater-than-200-acre land parcel as it develops its first multi-hundred-megawatt xScale campus in the Atlanta metro area to support the pursuit of larger AI and hyperscale workloads.
◦Equinix’s global xScale portfolio continues to see strong demand and leasing activity as the need for hyperscale infrastructure to support AI and cloud initiatives continues to grow. Since its Q2 earnings call, the company leased an incremental 20 megawatts of capacity into its Seoul 2 (SL2x) asset, bringing total xScale leasing to 385 megawatts globally with nearly 90% of its operational and under-construction capacity leased.

◦In August, Equinix opened its first International Business ExchangeTM (IBX®) data center in Johannesburg, South Africa to support and enhance the growing digital infrastructure and connectivity needs of enterprises and service providers on the rapidly growing African continent. The company also opened the first phases of its New York 3 (NY3) and Tokyo 15 (TY15) assets, easing capacity constraints in two key markets.
•Digital infrastructure, serving as the backbone of today’s economy, encompasses connectivity that touches lives daily, enabling everything from online shopping to the lifesaving operations of hospitals, to supporting the data needs of AI training and inferencing. Equinix's industry-leading global interconnection franchise continues to perform with 478,000 total interconnections deployed on its platform. In the third quarter of 2024, net interconnection adds improved to 5,700 due to strong hyperscaler cross connect additions and continued diversification of Equinix’s ecosystems.
◦Equinix Fabric® saw continued solid growth with a roughly 40% global customer attach rate. Fabric growth was driven by solid 100-gigabyte port additions and higher bandwidth virtual connections.
◦Internet Exchange experienced ongoing growth from existing customers as peak traffic surpassed 40 terabits per second for the first time.
•Equinix’s Channel program delivered another solid quarter, accounting for approximately 50% of company new logos. It continued to see growth from partners like Avant, Dell, Orange Business and WWT, with wins across a wide range of industry segments and use cases, including AI. Key wins this quarter include a data center modernization project with AT&T. Through this project, Equinix is helping a customer-experience technology company blend cloud and private infrastructure resources, enable multicloud networking and accelerate AI and automation enhancements for customer interactions.
•In September, Equinix announced that it issued more than $750 million in green bonds across two completed offerings. The green bonds align the company’s financing needs with its Future First sustainability strategy. With these latest issuances, Equinix will have issued a total of approximately $5.6 billion of green bonds, making it one of the top 10 largest U.S. corporate issuers in the investment-grade green bond market.

Business Outlook
For the fourth quarter of 2024, the company expects revenues to range between $2.262 and $2.302 billion, an as-reported increase of 3 - 5% over the previous quarter, or a normalized and constant currency increase of 2 - 4% excluding the quarter-over-quarter impact of the power pass-through. This guidance includes a $26 million foreign currency benefit when compared to the average FX rates in Q3 2024. Adjusted EBITDA is expected to range between $1.010 and $1.050 billion. This guidance includes a $12 million foreign currency benefit when compared to the average FX rates in Q3 2024, $8 million of integration costs related to acquisitions and higher seasonal spending. Recurring capital expenditures are expected to range between $94 and $114 million, consistent with our typical seasonal investments in Q4.
For the full year of 2024, total revenues are expected to range between $8.748 and $8.788 billion, an as-reported increase of approximately 7% over the previous year, or a normalized and constant currency increase of approximately 7 - 8% excluding the year-over-year impact of the power pass-through. This $36 million increase from previously issued guidance is due to $12 million of better-than-expected operating performance and a $24 million positive foreign currency benefit when compared to the prior guidance rates. Adjusted EBITDA is expected to range between $4.086 and $4.126 billion, an adjusted EBITDA margin of 47%. This $10 million increase over previously issued guidance is due to a positive foreign currency benefit when compared to prior guidance rates. AFFO is expected to range between $3.338 and $3.378 billion, an as-reported increase of 11 - 12% over the previous year, or a normalized and constant currency increase of 11 - 13%. This $18 million increase over the previously issued guidance is due to $15 million from better-than-expected operating performance and a $3 million positive foreign currency benefit when compared to prior guidance rates. AFFO per share is expected to range between $34.81 and $35.22, an as-reported increase of 8 - 10% over the previous year, or a normalized and constant currency increase of 9 - 10%. Total capital expenditures are expected to range between $2.850 and $3.100 billion. Non-recurring capital expenditures, including xScale-related capital expenditures, are expected to range between $2.620 and $2.850 billion, and recurring capital expenditures are expected to range between $230 and $250 million.
The U.S. dollar exchange rates used for 2024 guidance, taking into consideration the impact of our current foreign currency hedges, have been updated to $1.11 to the Euro, $1.28 to the Pound, S$1.29 to the U.S. Dollar, ¥144 to the U.S. Dollar, A$1.45 to the U.S. Dollar, HK$7.77 to the U.S. Dollar, R$5.46 to the U.S. Dollar and C$1.35 to the U.S. Dollar. The Q3 2024 global revenue breakdown by currency for the Euro, British Pound, Singapore Dollar, Japanese Yen, Australian Dollar, Hong Kong Dollar, Brazilian Real and Canadian Dollar is 20%, 10%, 9%, 5%, 5%, 3%, 3% and 2%, respectively.

The adjusted EBITDA guidance is based on the revenue guidance less our expectations of cash cost of revenues and cash operating expenses. The AFFO guidance is based on the adjusted EBITDA guidance less our expectations of net interest expense, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs and debt discounts and premiums, income tax expense, an income tax expense adjustment, recurring capital expenditures, other income (expense), (gains) losses on disposition of real estate property, and adjustments for unconsolidated joint ventures’ and non-controlling interests’ share of these items.
Q3 2024 Results Conference Call and Replay Information
Equinix will discuss its quarterly results for the period ended September 30, 2024, along with its future outlook, in its quarterly conference call on Wednesday, October 30, 2024, at 5:30 PM ET (2:30 PM PT). A simultaneous live webcast of the call will be available on the company’s Investor Relations website at www.equinix.com/investors. To hear the conference call live, please dial 1-517-308-9482 (domestic and international) and reference the passcode EQIX.
A replay of the call will be available one hour after the call through Tuesday, December 31, 2024, by dialing 1-888-296-6944 and referencing the passcode 2024. In addition, the webcast will be available at www.equinix.com/investors (no password required).
Investor Presentation and Supplemental Financial Information
Equinix has made available on its website a presentation designed to accompany the discussion of Equinix’s results and future outlook, along with certain supplemental financial information and other data. Interested parties may access this information through the Equinix Investor Relations website at www.equinix.com/investors.
Additional Resources
•Equinix Investor Relations Resources
About Equinix
Equinix (Nasdaq: EQIX) is the world’s digital infrastructure company®. Digital leaders harness Equinix's trusted platform to bring together and interconnect foundational infrastructure at software speed. Equinix enables organizations to access all the right places, partners and possibilities to scale with agility, speed the launch of digital services, deliver world-class experiences and multiply their value, while supporting their sustainability goals.

Non-GAAP Financial Measures
Equinix provides all information required in accordance with generally accepted accounting principles (“GAAP”), but it believes that evaluating its ongoing operating results may be difficult if limited to reviewing only GAAP financial measures. Accordingly, Equinix uses non-GAAP financial measures to evaluate its operations.
Equinix provides normalized and constant currency growth rates, which are calculated to adjust for acquisitions, dispositions, integration costs, changes in accounting principles and foreign currency.
Equinix presents adjusted EBITDA, which is a non-GAAP financial measure. Adjusted EBITDA represents net income excluding income tax expense, interest income, interest expense, other income or expense, gain or loss on debt extinguishment, depreciation, amortization, accretion, stock-based compensation expense, restructuring charges, impairment charges, transaction costs and gain or loss on asset sales.
In presenting non-GAAP financial measures, such as adjusted EBITDA, cash cost of revenues, cash gross margins, cash operating expenses (also known as cash selling, general and administrative expenses or cash SG&A), adjusted EBITDA margins, free cash flow and adjusted free cash flow, Equinix excludes certain items that it believes are not good indicators of Equinix’s current or future operating performance. These items are depreciation, amortization, accretion of asset retirement obligations and accrued restructuring charges, stock-based compensation, restructuring charges, impairment charges, transaction costs and gain or loss on asset sales. Equinix excludes these items in order for its lenders, investors and the industry analysts who review and report on Equinix to better evaluate Equinix’s operating performance and cash spending levels relative to its industry sector and competitors.
Equinix excludes depreciation expense as these charges primarily relate to the initial construction costs of a data center, and do not reflect its current or future cash spending levels to support its business. Its data centers are long-lived assets, and have an economic life greater than 10 years. The construction costs of a data center do not recur with respect to such data center, although Equinix may incur initial construction costs in future periods with respect to additional data centers, and future capital expenditures remain minor relative to the initial investment. This is a trend it expects to continue. In addition, depreciation is also based on the estimated useful lives of the data centers. These estimates could vary from actual performance of the asset, are based on historic costs incurred to build out our data centers and are not indicative of current or expected future capital expenditures. Therefore, Equinix excludes depreciation from its operating results when evaluating its operations.
In addition, in presenting the non-GAAP financial measures, Equinix also excludes amortization expense related to acquired intangible assets. Amortization expense is significantly affected by the timing and magnitude of acquisitions, and these charges may vary in amount from period to period. We exclude amortization expense to facilitate a more meaningful evaluation of our current operating performance and comparisons to our prior periods. Equinix excludes accretion expense, both as it relates to its asset retirement obligations as well as its accrued restructuring charges, as these expenses represent costs which Equinix also believes are not meaningful in evaluating Equinix’s current operations. Equinix excludes stock-based compensation expense, as it can vary significantly from period to period based on share price and the timing, size and nature of equity awards. As such, Equinix and many investors and analysts exclude stock-based compensation expense to compare its operating results with those of other companies. Equinix also excludes restructuring charges. Such charges include employee severance, facility closure costs, lease or other contract termination costs and advisory fees related to the realignment of our management structure, operations or products. Equinix also excludes impairment charges related to goodwill or long-lived assets. Equinix also excludes gain or loss on asset sales as it represents profit or loss that is not meaningful in evaluating the current or future operating performance. Finally, Equinix excludes transaction costs from its non-GAAP financial measures to allow more comparable comparisons of the financial results to the historical operations. The transaction costs relate to costs Equinix incurs in connection with business combinations and formation of joint ventures, including advisory, legal, accounting, valuation and other professional or consulting fees. Such charges generally are not relevant to assessing the long-term performance of Equinix. In addition, the frequency and amount of such charges vary significantly based on the size and timing of the transactions. Management believes items such as restructuring charges, impairment charges, transaction costs and gain or loss on asset sales are non-core transactions; however, these types of costs may occur in future periods.
Equinix also presents funds from operations (“FFO”) and adjusted funds from operations (“AFFO”), both commonly used in the REIT industry, as supplemental performance measures. Additionally, Equinix presents AFFO per share, which is also commonly used in the REIT industry. AFFO per share offers investors and industry analysts a perspective of Equinix’s underlying operating performance when compared to other REIT companies. FFO is calculated in accordance with the definition established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income or loss, excluding gain or loss from the disposition of real estate assets, depreciation and amortization on real estate assets and adjustments for unconsolidated joint ventures’ and non-controlling interests’ share of these items. AFFO represents FFO, excluding depreciation and amortization expense on non-real estate assets, accretion, stock-based compensation, stock-based charitable contributions, restructuring charges, impairment charges, transaction costs, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs and debt discounts and premiums, gain or loss on debt extinguishment, an income tax expense adjustment, recurring capital expenditures, net income or loss from discontinued operations, net of tax and adjustments from FFO to AFFO for unconsolidated joint ventures’ and non-controlling interests’ share of these items. Equinix excludes depreciation expense, amortization expense, accretion, stock-based compensation, restructuring charges, impairment charges and transaction costs for the same reasons that they are excluded from the other non-GAAP financial measures mentioned above.
Equinix includes an adjustment for revenues from installation fees, since installation fees are deferred and recognized ratably over the period of contract term, although the fees are generally paid in a lump sum upon installation. Equinix includes an adjustment for straight-line rent expense on its operating leases, since the total minimum lease payments are recognized ratably over the lease term, although the lease payments generally increase over the lease term. Equinix also includes an adjustment to contract costs incurred to obtain contracts, since contract costs are capitalized and amortized over the estimated period of benefit on a straight-line basis, although costs of obtaining contracts are generally incurred and paid during the period of obtaining the contracts. The adjustments for installation revenues, straight-line rent expense and contract costs are intended to isolate the cash activity included within the straight-lined or amortized results in the consolidated statement of operations. Equinix excludes the amortization of deferred financing costs and debt discounts and premiums as these expenses relate to the initial costs incurred in connection with its debt financings that have no current or future cash obligations. Equinix excludes gain or loss on debt extinguishment since it represents a cost that is not a good indicator of Equinix’s current or future operating performance. Equinix includes an income tax expense adjustment, which represents the non-cash tax impact due to changes in valuation allowances and uncertain tax positions that do not relate to the current period’s operations. Equinix excludes recurring capital expenditures, which represent expenditures to extend the useful life of its IBX and xScale data centers or other assets that are required to support current revenues. Equinix also excludes net income or loss from discontinued operations, net of tax, which represents results that are not a good indicator of our current or future operating performance.
Equinix presents constant currency results of operations, which is a non-GAAP financial measure and is not meant to be considered in isolation or as an alternative to GAAP results of operations. However, Equinix has presented this non-GAAP financial measure to provide investors with an additional tool to evaluate its operating results without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons of Equinix’s business performance. To present this information, Equinix’s current and comparative period revenues and certain operating expenses denominated in currencies other than the U.S. dollar are converted into U.S. dollars at a consistent exchange rate for purposes of each result being compared.
Non-GAAP financial measures are not a substitute for financial information prepared in accordance with GAAP. Non-GAAP financial measures should not be considered in isolation, but should be considered together with the most directly comparable GAAP financial measures and the reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures. Equinix presents such non-GAAP financial measures to provide investors with an additional tool to evaluate its operating results in a manner that focuses on what management believes to be its core, ongoing business operations. Management believes that the inclusion of these non-GAAP financial measures provides consistency and comparability with past reports and provides a better understanding of the overall performance of the business and its ability to perform in subsequent periods. Equinix believes that if it did not provide such non-GAAP financial information, investors would not have all the necessary data to analyze Equinix effectively.
Investors should note that the non-GAAP financial measures used by Equinix may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as those of other companies. Investors should, therefore, exercise caution when comparing non-GAAP financial measures used by us to similarly titled non-GAAP financial measures of other companies. Equinix does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, stock-based compensation, net income or loss from operations, cash generated from operating activities and cash used in investing activities, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data without unreasonable effort. The impact of such adjustments could be significant. Equinix intends to calculate the various non-GAAP financial measures in future periods consistent with how they were calculated for the periods presented within this press release.

Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, risks to our business and operating results related to the current inflationary environment; foreign currency exchange rate fluctuations; stock price fluctuations; availability of power, increased costs to procure power and the general volatility in the global energy market; the challenges of acquiring, operating and constructing IBX and xScale data centers and developing, deploying and delivering Equinix products and solutions; delays related to the closing of any planned acquisitions subject to closing conditions; unanticipated costs or difficulties relating to the integration of companies we have acquired or will acquire into Equinix; a failure to receive significant revenues from customers in recently built out or acquired data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; risks related to our taxation as a REIT; risks related to regulatory inquiries or litigation; and other risks described from time to time in Equinix filings with the Securities and Exchange Commission. In particular, see recent and upcoming Equinix quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

EQUINIX, INC.
Condensed Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Recurring revenues	$2,059	$2,024	$1,961	$6,093	$5,769
Non-recurring revenues	142	135	100	394	309
Revenues	2,201	2,159	2,061	6,487	6,078
Cost of revenues	1,098	1,082	1,069	3,271	3,136
Gross profit	1,103	1,077	992	3,216	2,942
Operating expenses:
Sales and marketing	237	219	212	682	638
General and administrative	434	437	404	1,315	1,205
Transaction costs	7	3	(1)	12	7
Gain on asset sales	—	(18)	(4)	(18)	(5)
Total operating expenses	678	641	611	1,991	1,845
Income from operations	425	436	381	1,225	1,097
Interest and other income (expense):
Interest income	35	29	23	88	66
Interest expense	(117)	(110)	(102)	(331)	(299)
Other income (expense)	7	(7)	(6)	(6)	(10)
Loss on debt extinguishment	—	—	—	(1)	—
Total interest and other, net	(75)	(88)	(85)	(250)	(243)
Income before income taxes	350	348	296	975	854
Income tax expense	(54)	(47)	(20)	(147)	(112)
Net income	296	301	276	828	742
Net loss attributable to non-controlling interests	1	—	—	1	—
Net income attributable to common stockholders	$297	$301	$276	$829	$742
Earnings per share (“EPS”) attributable to common stockholders:
Basic EPS	$3.11	$3.17	$2.94	$8.73	$7.94
Diluted EPS	$3.10	$3.16	$2.93	$8.69	$7.91
Weighted-average shares for basic EPS (in thousands)	95,394	94,919	93,683	94,992	93,396
Weighted-average shares for diluted EPS (in thousands)	95,731	95,166	94,168	95,350	93,788

EQUINIX, INC.
Condensed Consolidated Statements of Comprehensive Income
(in millions)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Net income	$296	$301	$276	$828	$742
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment (“CTA”) gain (loss)	421	(78)	(413)	(15)	(230)
Net investment hedge CTA gain (loss)	(138)	24	149	16	85
Unrealized gain (loss) on cash flow hedges	(25)	11	26	6	8
Total other comprehensive income (loss), net of tax	258	(43)	(238)	7	(137)
Comprehensive income, net of tax	554	258	38	835	605
Net loss attributable to non-controlling interests	1	—	—	1	—
Comprehensive income attributable to Equinix	$555	$258	$38	$836	$605

EQUINIX, INC.
Condensed Consolidated Balance Sheets
(in millions, except headcount)
(unaudited)

	September 30, 2024	December 31, 2023
Assets
Cash and cash equivalents	$2,776	$2,096
Short-term investments	451	—
Accounts receivable, net	1,123	1,004
Other current assets	705	468
Total current assets	5,055	3,568
Property, plant and equipment, net	19,665	18,601
Operating lease right-of-use assets	1,487	1,449
Goodwill	5,768	5,737
Intangible assets, net	1,544	1,705
Other assets	1,919	1,591
Total assets	$35,438	$32,651
Liabilities, Redeemable Non-Controlling Interest and Stockholders’ Equity
Accounts payable and accrued expenses	$1,125	$1,187
Accrued property, plant and equipment	394	398
Current portion of operating lease liabilities	149	131
Current portion of finance lease liabilities	202	138
Current portion of mortgage and loans payable	5	8
Current portion of senior notes	2,198	998
Other current liabilities	297	302
Total current liabilities	4,370	3,162
Operating lease liabilities, less current portion	1,366	1,331
Finance lease liabilities, less current portion	2,193	2,123
Mortgage and loans payable, less current portion	688	663
Senior notes, less current portion	12,387	12,062
Other liabilities	822	796
Total liabilities	21,826	20,137
Redeemable non-controlling interest	25	25
Common stockholders' equity:
Common stock	—	—
Additional paid-in capital	20,069	18,596
Treasury stock	(40)	(56)
Accumulated dividends	(9,921)	(8,695)
Accumulated other comprehensive loss	(1,283)	(1,290)
Retained earnings	4,763	3,934
Total common stockholders' equity	13,588	12,489
Non-controlling interests	(1)	—
Total stockholders' equity	13,587	12,489
Total liabilities, redeemable non-controlling interest and stockholders’ equity	$35,438	$32,651

Ending headcount by geographic region is as follows:
Americas headcount	6,220	5,953
EMEA headcount	4,315	4,267
Asia-Pacific headcount	3,104	2,931
Total headcount	13,639	13,151

EQUINIX, INC.
Summary of Debt Principal Outstanding
(in millions)
(unaudited)

	September 30, 2024	December 31, 2023

Finance lease liabilities	$2,395	$2,261

Term loans	669	642
Mortgage payable and other loans payable	24	29
Plus: debt issuance costs and debt discounts	1	1
Total mortgage and loans payable principal	694	672

Senior notes	14,585	13,060
Plus: debt issuance costs and debt discounts	116	108
Total senior notes principal	14,701	13,168

Total debt principal outstanding	$17,790	$16,101

EQUINIX, INC.
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023

Cash flows from operating activities:
Net income	$296	$301	$276	$828	$742
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	494	490	462	1,509	1,382
Stock-based compensation	122	125	98	348	301
Amortization of debt issuance costs and debt discounts	5	5	5	15	15
Loss on debt extinguishment	—	—	—	1	—
Gain on asset sales	—	(18)	(4)	(18)	(5)
Other items	23	25	18	54	43
Changes in operating assets and liabilities:
Accounts receivable	(12)	(56)	(47)	(153)	(200)
Income taxes, net	(17)	12	(15)	(14)	(7)
Accounts payable and accrued expenses	(102)	60	70	(98)	85
Operating lease right-of-use assets	41	38	40	117	117
Operating lease liabilities	(37)	(33)	(34)	(102)	(100)
Other assets and liabilities	(55)	(37)	(84)	(219)	(155)
Net cash provided by operating activities	758	912	785	2,268	2,218
Cash flows from investing activities:
Purchases, sales and maturities of investments, net	(29)	(33)	(27)	(65)	(82)
Purchases of short-term investments	(450)	—	—	(450)	—
Real estate acquisitions	(162)	(108)	(113)	(287)	(153)
Purchases of other property, plant and equipment	(724)	(648)	(617)	(2,079)	(1,785)
Proceeds from asset sales	—	247	5	247	77
Investment in loan receivable	—	(196)	—	(196)	—
Loan receivable upfront fee	—	4	—	4	—
Net cash used in investing activities	(1,365)	(734)	(752)	(2,826)	(1,943)
Cash flows from financing activities:
Proceeds from employee equity awards	44	—	42	92	87
Contribution from non-controlling interest	4	—	—	4	25
Payment of dividend distributions	(413)	(405)	(325)	(1,230)	(972)
Proceeds from public offering of common stock, net of offering costs	976	—	—	976	301
Proceeds from senior notes, net of debt discounts	780	744	338	1,524	902
Repayment of finance lease liabilities	(35)	(35)	(32)	(101)	(98)

	Three Months Ended			Nine Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Repayment of mortgage and loans payable	(2)	(2)	(2)	(6)	(5)
Debt issuance costs	(6)	(8)	(3)	(14)	(7)
Net cash provided by financing activities	1,348	294	18	1,245	233
Effect of foreign currency exchange rates on cash, cash equivalents and restricted cash	39	(6)	(35)	(7)	(58)
Net increase in cash, cash equivalents, and restricted cash	780	466	16	680	450
Cash, cash equivalents and restricted cash at beginning of period	1,996	1,530	2,342	2,096	1,908
Cash, cash equivalents and restricted cash at end of period	$2,776	$1,996	$2,358	$2,776	$2,358
Supplemental cash flow information:
Cash paid for taxes	$63	$37	$42	$164	$126
Cash paid for interest	$111	$126	$97	$338	$335

Free cash flow (negative free cash flow) (1)	$(578)	$211	$60	$(493)	$357

Adjusted free cash flow (adjusted negative free cash flow) (2)	$(416)	$319	$173	$(206)	$510

(1)
We define free cash flow (negative free cash flow) as net cash provided by operating activities plus net cash used in investing activities (excluding the net purchases, sales and maturities of investments) as presented below:

Net cash provided by operating activities as presented above	$758	$912	$785	$2,268	$2,218
Net cash used in investing activities as presented above	(1,365)	(734)	(752)	(2,826)	(1,943)
Purchases, sales and maturities of investments, net	29	33	27	65	82
Free cash flow (negative free cash flow)	$(578)	$211	$60	$(493)	$357

(2)
We define adjusted free cash flow (adjusted negative free cash flow) as free cash flow (negative free cash flow) as defined above, excluding any real estate and business acquisitions, net of cash and restricted cash acquired as presented below:

Free cash flow (negative free cash flow) as defined above	$(578)	$211	$60	$(493)	$357
Less real estate acquisitions	162	108	113	287	153
Adjusted free cash flow (adjusted negative free cash flow)	$(416)	$319	$173	$(206)	$510

EQUINIX, INC.
Non-GAAP Measures and Other Supplemental Data
(in millions)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Recurring revenues	$2,059	$2,024	$1,961	$6,093	$5,769
Non-recurring revenues	142	135	100	394	309
Revenues (1)	2,201	2,159	2,061	6,487	6,078

Cash cost of revenues (2)	732	716	726	2,162	2,113
Cash gross profit (3)	1,469	1,443	1,335	4,325	3,965

Cash operating expenses (4)(7):
Cash sales and marketing expenses (5)	162	144	138	460	419
Cash general and administrative expenses (6)	259	263	261	789	764
Total cash operating expenses (4)(7)	421	407	399	1,249	1,183

Adjusted EBITDA (8)	$1,048	$1,036	$936	$3,076	$2,782

Cash gross margins (9)	67%	67%	65%	67%	65%

Adjusted EBITDA margins(10)	48%	48%	45%	47%	46%

Adjusted EBITDA flow-through rate (11)	29%	138%	82%	107%	39%

FFO (12)	$609	$597	$562	$1,759	$1,605

AFFO (13)(14)	$866	$877	$772	$2,586	$2,328

Basic FFO per share (15)	$6.38	$6.29	$6.00	$18.52	$17.19

Diluted FFO per share (15)	$6.36	$6.27	$5.97	$18.45	$17.12

Basic AFFO per share (15)	$9.08	$9.24	$8.24	$27.22	$24.92

Diluted AFFO per share (15)	$9.05	$9.22	$8.19	$27.12	$24.82

		Three Months Ended			Nine Months Ended
		September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023

(1)	The geographic split of our revenues on a services basis is presented below:

	Americas Revenues:

	Colocation	$617	$624	$597	$1,848	$1,754
	Interconnection	224	219	207	658	610
	Managed infrastructure	66	66	63	198	185
	Other	7	7	5	20	15
	Recurring revenues	914	916	872	2,724	2,564
	Non-recurring revenues	44	50	41	139	121
	Revenues	$958	$966	$913	$2,863	$2,685

	EMEA Revenues:

	Colocation	$566	$543	$538	$1,658	$1,571
	Interconnection	86	84	79	253	229
	Managed infrastructure	35	34	33	104	97
	Other	26	24	23	74	74
	Recurring revenues	713	685	673	2,089	1,971
	Non-recurring revenues	30	36	36	102	116
	Revenues	$743	$721	$709	$2,191	$2,087

	Asia-Pacific Revenues:

	Colocation	$337	$333	$329	$1,004	$971
	Interconnection	74	71	67	215	198
	Managed infrastructure	17	16	18	50	55
	Other	4	3	2	11	10
	Recurring revenues	432	423	416	1,280	1,234
	Non-recurring revenues	68	49	23	153	72
	Revenues	$500	$472	$439	$1,433	$1,306

	Worldwide Revenues:

	Colocation	$1,520	$1,500	$1,464	$4,510	$4,296
	Interconnection	384	374	353	1,126	1,037
	Managed infrastructure	118	116	114	352	337
	Other	37	34	30	105	99
	Recurring revenues	2,059	2,024	1,961	6,093	5,769
	Non-recurring revenues	142	135	100	394	309

		Three Months Ended			Nine Months Ended
		September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
	Revenues	$2,201	$2,159	$2,061	$6,487	$6,078

(2)	We define cash cost of revenues as cost of revenues less depreciation, amortization, accretion and stock-based compensation as presented below:

	Cost of revenues	$1,098	$1,082	$1,069	$3,271	$3,136
	Depreciation, amortization and accretion expense	(351)	(351)	(331)	(1,066)	(988)
	Stock-based compensation expense	(15)	(15)	(12)	(43)	(35)
	Cash cost of revenues	$732	$716	$726	$2,162	$2,113

	The geographic split of our cash cost of revenues is presented below:

	Americas cash cost of revenues	$289	$273	$270	$832	$784
	EMEA cash cost of revenues	270	299	305	874	873
	Asia-Pacific cash cost of revenues	173	144	151	456	456
	Cash cost of revenues	$732	$716	$726	$2,162	$2,113

(3)	We define cash gross profit as revenues less cash cost of revenues (as defined above).

(4)	We define cash operating expense as selling, general, and administrative expense less depreciation, amortization, and stock-based compensation. We also refer to cash operating expense as cash selling, general and administrative expense or "cash SG&A".

	Selling, general, and administrative expense	$671	$656	$616	$1,997	$1,843
	Depreciation and amortization expense	(143)	(139)	(131)	(443)	(394)
	Stock-based compensation expense	(107)	(110)	(86)	(305)	(266)
	Cash operating expense	$421	$407	$399	$1,249	$1,183

(5)	We define cash sales and marketing expense as sales and marketing expense less depreciation, amortization and stock-based compensation as presented below:

	Sales and marketing expense	$237	$219	$212	$682	$638
	Depreciation and amortization expense	(50)	(50)	(51)	(151)	(153)
	Stock-based compensation expense	(25)	(25)	(23)	(71)	(66)
	Cash sales and marketing expense	$162	$144	$138	$460	$419

(6)	We define cash general and administrative expense as general and administrative expense less depreciation, amortization and stock-based compensation as presented below:

		Three Months Ended			Nine Months Ended
		September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023

	General and administrative expense	$434	$437	$404	$1,315	$1,205
	Depreciation and amortization expense	(93)	(89)	(80)	(292)	(241)
	Stock-based compensation expense	(82)	(85)	(63)	(234)	(200)
	Cash general and administrative expenses	$259	$263	$261	$789	$764

(7)	The geographic split of our cash operating expense, or cash SG&A, as defined above, is presented below:

	Americas cash SG&A	$242	$242	$238	$743	$697
	EMEA cash SG&A	101	98	94	294	283
	Asia-Pacific cash SG&A	78	67	67	212	203
	Cash SG&A	$421	$407	$399	$1,249	$1,183

(8)
We define adjusted EBITDA as net income excluding income tax expense, interest income, interest expense, other income or expense, loss on debt extinguishment , depreciation, amortization, accretion, stock-based compensation expense, restructuring charges, impairment charges, transaction costs, and gain on asset sales as presented below:

	Net income	$296	$301	$276	$828	$742
	Income tax expense	54	47	20	147	112
	Interest income	(35)	(29)	(23)	(88)	(66)
	Interest expense	117	110	102	331	299
	Other expense (income)	(7)	7	6	6	10
	Loss on debt extinguishment	—	—	—	1	—
	Depreciation, amortization and accretion expense	494	490	462	1,509	1,382
	Stock-based compensation expense	122	125	98	348	301
	Transaction costs	7	3	(1)	12	7
	Gain on asset sales	—	(18)	(4)	(18)	(5)
	Adjusted EBITDA	$1,048	$1,036	$936	$3,076	$2,782

	The geographic split of our adjusted EBITDA is presented below:

	Americas net income (loss)	$(126)	$—	$38	$(172)	$(44)
	Americas income tax expense	55	46	20	147	112
	Americas interest income	(28)	(19)	(18)	(62)	(52)
	Americas interest expense	89	91	87	269	255
	Americas other expense (income)	77	(5)	(39)	35	(27)
	Americas depreciation, amortization and accretion expense	273	269	252	847	749
	Americas stock-based compensation expense	82	84	64	232	201
	Americas transaction costs	5	3	1	9	5

		Three Months Ended			Nine Months Ended
		September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
	Americas (gain) loss on asset sales	—	(18)	—	(18)	4
	Americas adjusted EBITDA	$427	$451	$405	$1,287	$1,203

	EMEA net income	$288	$156	$126	$579	$477
	EMEA income tax expense (benefit)	(1)	1	—	—	—
	EMEA interest income	(4)	(6)	(3)	(15)	(9)
	EMEA interest expense	17	9	4	30	13
	EMEA other expense (income)	(81)	7	42	(35)	23
	EMEA depreciation, amortization and accretion expense	128	133	126	394	374
	EMEA stock-based compensation expense	23	24	21	68	62
	EMEA transaction costs	2	—	(2)	3	1
	EMEA gain on asset sales	—	—	(4)	—	(9)
	EMEA adjusted EBITDA	$372	$324	$310	$1,024	$932

	Asia-Pacific net income	$134	$145	$112	$421	$309
	Asia-Pacific income tax expense	—	—	—	—	—
	Asia-Pacific interest income	(3)	(4)	(2)	(11)	(5)
	Asia-Pacific interest expense	11	10	11	32	31
	Asia-Pacific other expense (income)	(3)	5	3	6	14
	Asia-Pacific loss on debt extinguishment	—	—	—	1	—
	Asia-Pacific depreciation, amortization and accretion expense	93	88	84	268	259
	Asia-Pacific stock-based compensation expense	17	17	13	48	38
	Asia-Pacific transaction costs	—	—	—	—	1
	Asia-Pacific adjusted EBITDA	$249	$261	$221	$765	$647

(9)	We define cash gross margins as cash gross profit divided by revenues.

	Our cash gross margins by geographic region are presented below:

	Americas cash gross margins	70%	72%	70%	71%	71%
	EMEA cash gross margins	64%	59%	57%	60%	58%
	Asia-Pacific cash gross margins	65%	69%	66%	68%	65%

(10)	We define adjusted EBITDA margins as adjusted EBITDA divided by revenues.

	Americas adjusted EBITDA margins	45%	47%	44%	45%	45%
	EMEA adjusted EBITDA margins	50%	45%	44%	47%	45%
	Asia-Pacific adjusted EBITDA margins	50%	55%	50%	53%	50%

		Three Months Ended			Nine Months Ended
		September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023

(11)	We define adjusted EBITDA flow-through rate as incremental adjusted EBITDA growth divided by incremental revenue growth as follow:

	Adjusted EBITDA - current period	$1,048	$1,036	$936	$3,076	$2,782
	Less adjusted EBITDA - prior period	(1,036)	(992)	(901)	(2,757)	(2,570)
	Adjusted EBITDA growth	$12	$44	$35	$319	$212

	Revenues - current period	$2,201	$2,159	$2,061	$6,487	$6,078
	Less revenues - prior period	(2,159)	(2,127)	(2,019)	(6,190)	(5,529)
	Revenue growth	$42	$32	$42	$297	$549

	Adjusted EBITDA flow-through rate	29%	138%	82%	107%	39%

(12)	FFO is defined as net income or loss, excluding gain or loss from the disposition of real estate assets, depreciation and amortization on real estate assets and adjustments for unconsolidated joint ventures’ and non-controlling interests’ share of these items.

	Net income	$296	$301	$276	$828	$742
	Net loss attributable to non-controlling interests	1	—	—	1	—
	Net income attributable to common stockholders	297	301	276	829	742
	Adjustments:
	Real estate depreciation	308	306	285	930	853
	Gain on disposition of real estate property	(3)	(16)	(4)	(19)	(1)
	Adjustments for FFO from unconsolidated joint ventures	7	6	5	19	11
	FFO attributable to common stockholders	$609	$597	$562	$1,759	$1,605

(13)	AFFO is defined as FFO, excluding depreciation and amortization expense on non-real estate assets, accretion, stock-based compensation, stock-based charitable contributions, restructuring charges, impairment charges, transaction costs, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs and debt discounts and premiums, gain or loss on debt extinguishment, an income tax expense adjustment, net income or loss from discontinued operations, net of tax, recurring capital expenditures and adjustments from FFO to AFFO for unconsolidated joint ventures’ and non-controlling interests’ share of these items.

	FFO attributable to common stockholders	$609	$597	$562	$1,759	$1,605
	Adjustments:
	Installation revenue adjustment	(1)	—	(1)	(3)	3
	Straight-line rent expense adjustment	4	5	6	15	18

		Three Months Ended			Nine Months Ended
		September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
	Contract cost adjustment	(6)	(2)	(10)	(16)	(31)
	Amortization of deferred financing costs and debt discounts	5	5	5	15	15
	Stock-based compensation expense	122	125	98	348	301
	Stock-based charitable contributions	—	3	—	3	3
	Non-real estate depreciation expense	136	132	126	426	373
	Amortization expense	52	51	52	155	156
	Accretion expense adjustment	(2)	1	(1)	(2)	—
	Recurring capital expenditures	(69)	(45)	(51)	(135)	(114)
	Loss on debt extinguishment	—	—	—	1	—
	Transaction costs	7	3	(1)	12	7
	Impairment charges	—	—	2	—	2
	Income tax expense adjustment	10	4	(16)	14	(13)
	Adjustments for AFFO from unconsolidated joint ventures	(1)	(2)	1	(6)	3
	AFFO attributable to common stockholders	$866	$877	$772	$2,586	$2,328

(14)	Following is how we reconcile from adjusted EBITDA to AFFO:

	Adjusted EBITDA	$1,048	$1,036	$936	$3,076	$2,782
	Adjustments:
	Interest expense, net of interest income	(82)	(81)	(79)	(243)	(233)
	Amortization of deferred financing costs and debt discounts	5	5	5	15	15
	Income tax expense	(54)	(47)	(20)	(147)	(112)
	Income tax expense adjustment	10	4	(16)	14	(13)
	Straight-line rent expense adjustment	4	5	6	15	18
	Stock-based charitable contributions	—	3	—	3	3
	Contract cost adjustment	(6)	(2)	(10)	(16)	(31)
	Installation revenue adjustment	(1)	—	(1)	(3)	3
	Recurring capital expenditures	(69)	(45)	(51)	(135)	(114)
	Other income (expense)	7	(7)	(6)	(6)	(10)
	Gain on disposition of real estate property	(3)	(16)	(4)	(19)	(1)
	Adjustments for unconsolidated JVs' and non-controlling interests	7	4	6	14	14

		Three Months Ended			Nine Months Ended
		September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
	Adjustments for impairment charges	—	—	2	—	2
	Adjustment for gain on asset sales	—	18	4	18	5
	AFFO attributable to common stockholders	$866	$877	$772	$2,586	$2,328

(15)	The shares used in the computation of basic and diluted FFO and AFFO per share attributable to common stockholders is presented below:

	Shares used in computing basic net income per share, FFO per share and AFFO per share (in thousands)	95,394	94,919	93,683	94,992	93,396
	Effect of dilutive securities:
	Employee equity awards (in thousands)	337	247	485	358	392
	Shares used in computing diluted net income per share, FFO per share and AFFO per share (in thousands)	95,731	95,166	94,168	95,350	93,788

	Basic FFO per share	$6.38	$6.29	$6.00	$18.52	$17.19
	Diluted FFO per share	$6.36	$6.27	$5.97	$18.45	$17.12

	Basic AFFO per share	$9.08	$9.24	$8.24	$27.22	$24.92
	Diluted AFFO per share	$9.05	$9.22	$8.19	$27.12	$24.82